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                                                                     EXHIBIT 4.6

               FIRST AMENDMENT TO WADDELL & REED FINANCIAL, INC.
             1998 EXECUTIVE DEFERRED COMPENSATION STOCK OPTION PLAN

          WHEREAS, the Company adopted and implemented the Waddell & Reed Financial, Inc. Executive Deferred Compensation Stock Option Plan as of March 3, 1998 (the "Executive Plan");

          WHEREAS, the Company desires to amend certain provisions of the Executive Plan;

          WHEREAS, on October 21, 1998, the Compensation Committee of the Board of Directors of the Company adopted a resolution authorizing the amendment of the Executive Plan in accordance with the authority granted to them pursuant to the Executive Plan.

          NOW, THEREFORE, the Executive Plan is hereby amended as follows:

          Section 6.1.(a) of the Executive Plan is hereby modified, altered, amended and replaced in the following respect:

          1. Section 6.1.(a) "Options Converted from Deferred Salary". During the twelve-month period following the end of a calendar year with respect to which a Participant deferred Salary into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Salary for such previous year into Options pursuant to this Article 6 on a quarterly basis. To make such election, the Participant must file with the plan administrator a written irrevocable Secondary Election form for Salary to receive Options as of the date of the filing of such Secondary Election Form (the "Option Grant Date").

          2. Exhibit C "Secondary Election Form for Salary". Exhibit C of the Executive Plan is hereby replaced and superceded by the revised Exhibit C attached hereto as Attachment "1".

          3. Other Provisions and Terms. Except as expressly provided for herein, all other terms, conditions, rights, powers and responsibilities contained in the Executive Plan shall remain in full force and effect as the same are prescribed for and provided by the terms and conditions of said Executive Plan. Capitalized terms used but not defined herein shall have the meaning given them in the Executive Plan.